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Exhibit 2.2

To: Unity Wireless Corporation and CELERICA, INC.

Date: May __, 2006

CELERICA, INC. (“Celerica”) has entered into a merger agreement dated as of _____________(the “Agreement”) with Unity Wireless Corporation ("Unity Wireless") and Unity Wireless Acquisition Corporation. Capitalized terms used in this letter agreement have the meanings ascribed thereto in the Agreement. This letter is the “Shareholders' Instrument” referred to in the Agreement.

Each of the undersigned persons or entities is a holder of securities of Celerica (a “Shareholder”) and is signing this letter agreement to induce Unity Wireless to enter into the Agreement.

In consideration of the foregoing and for other good and valuable consideration, each Shareholder hereby agrees as follows in favor of Unity Wireless and Celerica:

1.

Certain Agreements

(a)

Following the signing of the Agreement and until the earlier to occur of (i) the Closing or (ii) the termination of the Agreement, no Shareholder will sell any shares of Celerica unless the purchaser first agrees in a writing delivered to Unity Wireless to be bound by this Instrument in favor of Unity and Celerica.

(b)

Effective as of the Closing each Shareholder generally releases Celerica from all claims and liabilities. There are not released hereby the right to share in the Merger Consideration as provided in the Agreement and any other rights under the Merger Agreement, including, if a director or officer, the right to indemnification in such capacity to the extent provided in Section 14 of the Agreement.

(c)

Each Shareholder will use his or its reasonable commercial efforts to cause the fulfillment of the conditions to the Closing set forth in Section 10 of the Agreement.

(d)

Effective as of the Closing, each Shareholder agrees to the lock-up of and the legending of his shares of Preferred Stock and the Merger Common Stock as provided in Section 6 of the Agreement.

(e)

Each Shareholder acknowledges, agrees to and confirms the allocation of the Merger Consideration according to the Distribution List.

(f)

Effective as of the Closing, each Shareholder irrevocably authorizes and appoints the Shareholders Committee and agrees to the provisions of Section 12(j) of the Agreement relating to the Shareholder Committee.

2.

Representations. Effective as of the Closing, each Shareholder represents and warrants to Unity Wireless and to NewCo for himself or itself that

(a)

Other than as set forth in a schedule to this Instrument, such Shareholder owns the entire record and beneficial interest in his or its shares as set forth in Schedule 7(f) to the Agreement, and such shares are free and clear of all liens, charges, mortgages, pledges, security interests, claims, assessments, options, warrants, rights and encumbrances whatsoever,

(b)

Except as detailed in Schedule 7(g) to the Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which such Shareholder is or may become obligated to, assign or transfer any shares of Celerica, and there are no rights of first refusal, preemptive rights or similar rights with respect to any such shares.

(c)

the Preferred Stock and the Merger Common Sock (the “Restricted Securities”) will be acquired by such Shareholder for investment solely for the Shareholder’s own account and not with a view to or for the resale or distribution thereof.

(d)

Such Shareholder has reviewed the risk factors for Unity Wireless that are set forth in the SEC Documents.

(e)

Such Shareholder understands that the Shareholder may sell or otherwise transfer the Restricted Securities only if such transaction is duly registered under the Securities Act of 1933, as amended (the “Act”), under a registration statement or otherwise, or if Shareholder shall have received the opinion of counsel to the holder, which opinion shall be reasonably satisfactory to counsel to Unity Wireless, to the effect that such sale or other transfer may be made in the absence of registration under the Act, and registration or qualification in every applicable state. The Shareholder agrees to the imprinting of the following legend on certificates representing the Restricted Securities issued or issuable to it:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, DIRECTLY OR INDIRECTLY, WITHOUT A REGISTRATION STATEMENT IN EFFECT OR AN EXEMPTION FROM REGISTRATION."

(f)

The legend set forth above shall be removed from the Restricted Securities to the extent that the Restricted Securities are sold in accordance with a registration statement that is then in effect under the Act.

(g)

Such Shareholder realizes that the Restricted Securities are not a liquid investment.

(h)

Such Shareholder has not relied upon the advice of a “Purchaser Representative” (as defined in Regulation D of the Act) in evaluating the risks and merits of the investment in the equity securities of the Unity Wireless, and that it has the knowledge and experience to evaluate Unity Wireless and the risks and merits relating thereto.

(i)

Such Shareholder is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Act or (ii) a person who is a non-United States person who is not and has not been a US citizen or US resident within the meaning of Regulation S of the Act, and shall be such on the date any securities are issued to the holder.

(j)

Such Shareholder is able to bear the economic risk of losing Shareholder’s entire investment in the securities and understands that an investment in Unity Wireless involves substantial risks.

3.

Indemnification.

(a)

Effective as of Closing, each Shareholder undertakes to indemnify Unity Wireless pursuant to the terms of Section 12 of the Agreement. Each Shareholder and Unity acknowledges that representations and warranties of Celerica are limited as expressly provided in the last paragraph of Sections 7 and 8 of the Agreement.

(b)

Additionally, effective as of Closing, each Shareholder undertakes to indemnify Unity Wireless for any breach by him or it of the representations, warranties and covenants by such Shareholder in this letter agreement, and the provisions of Section 12 of the Agreement shall apply to such indemnification obligation, mutatis mutandis.

(c)

The aggregate Indemnification obligations of each Shareholder to Unity Wireless and/or NewCo pursuant to both this Section and Section 12 of the Merger Agreement, as well as the right to recover a loss from the indemnifying party, is limited in accordance with Section 12(f), without any additional recourse to the Shareholders and shall be subject to the terms of Section 12(i) of the Agreement.

4.

This letter agreement may not be changed or terminated orally. It sets forth all understandings of the parties with respect to its subject matter. It may be signed in counterparts and by facsimile. It shall be governed by Delaware law and disputes shall be subject to the exclusive jurisdiction of the competent courts in Wilmington, Delaware. It shall inure to the benefit of each of Unity Wireless and Celerica, and it shall be binding on each of the undersigned and his or its personal representatives, successors and assigns.

By ___________________

C:\Work\Celerica-Unity Merger\Merger Agreement-14 clean.doc

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